UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 21, 2022

Loop Media, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-55591	47-3975872
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

700 N. Central Ave., Suite 430 Glendale, CA	91203
(Address of Principal Executive Office)	(Zip Code)

(213) 436-2100

(Registrant’s telephone number, including area code)

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	LPTV	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On September 21, 2022, Loop Media, Inc. (the “Company”), entered into an underwriting agreement (the “Underwriting Agreement”), with Roth Capital Partners, LLC, (the “Underwriter”), pursuant to which the Company agreed to sell to the Underwriter, acting as the sole manager, in a firm commitment underwritten public offering (the “Offering”) 2,400,000 shares (the “Shares”) of its common stock, par value $0.0001 per share (“Common Stock”) at a public offering price of $5.00 per share, less underwriting discounts and commissions. In addition, the Company granted the Underwriter a 30-day over-allotment option to purchase up to an additional 360,000 Shares at the public offering price, less underwriting discounts and commissions. The Offering is expected to close on September 26, 2022.

Pursuant to the Underwriting Agreement, the Company will issue to the Underwriter warrants to purchase up to an aggregate of 192,000 shares of Common Stock (or up to 220,800 shares of Common Stock if the Underwriter’s option to purchase additional shares is exercised in full) (the “Underwriter Warrants”). The Underwriter Warrants are exercisable upon issuance and will expire on September 21, 2027. The initial exercise price of Representative’s Warrants is $6.00 per share, which equals 120% of the per share public offering price in the Offering.

The net proceeds to the Company from the Offering are expected to be approximately $10.4 million (or approximately $12.0 million if the Underwriter’s option to purchase additional shares is exercised in full), after deducting underwriting discounts and commissions and estimated offering expenses. The Company expects to use the proceeds from the Offering for marketing, new customer development, payment of offering-related bonuses to certain of its officers, working capital and other general corporate purposes.

The Shares are being sold to the public pursuant to the Company’s registration statement on Form S-1 (File No. 333-262416), initially filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”) on January 28, 2022, and declared effective on September 21, 2022.

In connection with the offering, the Company was approved for the listing of its common stock on the NYSE American and commenced trading on the NYSE American under the ticker symbol “LPTV” on September 22, 2022.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriter, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. Further, pursuant to the terms of the Underwriting Agreement and related “lock-up” agreements, the Company, each director and executive officer of the Company, and certain stockholders have agreed with the Underwriter not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our Common Stock or securities convertible into Common Stock for a period of 90 days commencing on the date of the final prospectus.

The foregoing description of the Underwriting Agreement and the Underwriter Warrants are not complete and are qualified in their entirety by references to the full text of the Underwriting Agreement and the form of Underwriter Warrants which are filed as exhibits 1.1 and 4.1, respectively, to this report and are incorporated by reference herein.

Item 8.01 Other Events

On September 22, 2022, the Company issued a press release announcing the pricing of the Offering. A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
1.1	Form of Underwriting Agreement (incorporated by reference to Exhibit 1.1 to the Company’s Registration Statement on Form S-1/A filed with the SEC on July 21, 2022).
4.1	Form of Underwriter Warrant (incorporated by reference to Exhibit 4.10 to the Company’s Registration Statement on Form S-1/A filed with the SEC on July 21, 2022)
99.1	Press Release issued by Loop Media, Inc. on September 21, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: September 23, 2022	LOOP MEDIA, INC.

	By:	/s/ Jon Niermann
Jon Niermann, CEO